Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 14, 2014 (except for Note 2, as to which the date is August 26, 2014), in the Registration Statement (Form S-1) and related Prospectus of Vivint Solar, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Salt Lake City, UT

August 26, 2014